Exhibit 23

CONSENT OF VITALE, CATURANO & COMPANY, LTD.

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

As registered independent public accountants, we hereby consent to the inclusion of our report dated October 31, 2006 on the Company’s Financial Statements in this Form 10-KSB and to the incorporation by reference of such report in the Company’s previously filed Registration Statements pertaining to the Technical Communications Corporation 2005 Non-Statutory Stock Option Plan (Form S-8 No.333-127447), the Technical Communications Corporation 2001 Stock Option Plan (Form S-8 No.333-76102) and the 1995 Employee Stock Purchase Plan (Form S-8 No. 33-04443). It should be noted that we have not audited any financial statements of the Company subsequent to September 30, 2006 or performed any audit procedures subsequent to the date of our report.

VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts
December 28, 2006